Exhibit 99.1

Wejo Announces Resignation of Alan Masarek from Board of Directors

MANCHESTER, England and NEW YORK— November 21, 2022 — Wejo Group Limited (NASDAQ: WEJO) (“Wejo” or the “Company”), a global leader in Smart Mobility for Good ™ and cloud and software analytics for connected, electric and autonomous vehicle data, announced that Alan Masarek has recently accepted a CEO position at another public company and pursuant to this has resigned from the Company’s Board of Directors (the “Board”), effective November 19, 2022.

Wejo Founder and Chief Executive Officer Richard Barlow said, “I would like to thank Alan for his outstanding service to our company. He has been an invaluable asset during his time with us and brought great leadership in his capacity on the Company’s Audit and Nominating & Corporate Governance Committees. We wish him every success in his future endeavors.”

Alan Masarek stated, “I am grateful to have been able to support Wejo on its Board of Directors during such an exciting time for the business. As I step away to pursue a new opportunity, I remain a huge supporter of Wejo, and continue to be enthusiastic about the contributions Wejo is making to advance the smart mobility future.“

Investors and other stakeholders should note that Wejo currently announces material information using SEC filings, press releases, public conference calls, and webcasts. In the future, Wejo will continue to use these channels to distribute material information about the Company and may also utilize its website and/or various social media platforms to communicate important information about the Company, key personnel, updated brands and services, trends, novel marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and other stakeholders interested in Wejo to review the information posted on its website, as well as the following social media platforms: LinkedIn, Twitter, and Instagram.

About Wejo

Wejo Group Limited is a global leader in cloud and software analytics for connected, electric, and autonomous mobility, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. The Company enables smarter mobility by organizing trillions of data points from 20.1 million vehicles, of which 13.7 million were active on the platform transmitting data in near real-time, and over 89.1 billion journeys globally as of September 30, 2022, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information, and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo employs approximately 300 people and has offices in Manchester, UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com.

Contacts

Investors:
Tahmin Clarke
investor.relations@wejo.com

Media:
Ben Hohmann
Ben.Hohmann@wejo.com